FOR IMMEDIATE RELEASE

Company Contact:	Investor Relations Contact:
Robert S. McMillan	David K. Waldman/John W. Heilshorn
Chief Financial Officer	Lippert Heilshorn & Associates
New Horizons Worldwide, Inc.	(212) 838-3777
(714) 940-8001	dwaldman@lhai.com

New Horizons Enters Settlement Agreement

ANAHEIM, Calif. – September 2, 2004 – New Horizons Worldwide, Inc. (Nasdaq: NEWH) this week entered into an agreement in principle to resolve a class action complaint filed by two former instructors in the California Superior Court for Orange County. The settlement, which needs to be finalized and approved by the Court, specifies that all New Horizons’ instructors employed at its California company-owned locations during the class period will be certified as a class for settlement purposes and that New Horizons will pay $1.7 million to settle the plaintiffs’ claims and the related attorneys’ fees.

The complaint alleged that instructors working in the company’s Anaheim, Los Angeles, and Sacramento facilities were improperly classified as exempt employees and sought overtime pay for hours worked in excess of 40 in a given week and/or for hours worked in excess of eight in a given day.

After considering the defense costs, potential damages had the plaintiffs prevailed, and continued diversion of management resources, New Horizons decided a settlement was warranted.

About New Horizons

Anaheim, California-based New Horizons Computer Learning Centers was named the world’s largest independent IT training company by IDC in 2003. New Horizons is a subsidiary of New Horizons Worldwide, Inc. (Nasdaq: NEWH). Through its Integrated Learning offering, New Horizons provides customer-focused computer training choices with a wide variety of tools and resources that reinforce the learning experience. With more than 250 centers in 50 countries, New Horizons sets the pace for innovative training programs that meet the changing needs of the industry. Featuring the largest sales force in the IT training industry, New Horizons has over 2,100 account executives, 2,400 instructors and 2,100 classrooms. For more information, visit www.newhorizons.com.

Except for historical information contained herein, the matters discussed in this press release are forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in such forward-looking statements. Such risks and uncertainties include, without limitation, the company’s dependence on the timely development, introduction and customer acceptance of courses and new products, the impact of competition and downward pricing pressures, the effect of changing economic conditions, risks in technology development and the other risks and uncertainties detailed from time to time in the company’s filings with the Securities and Exchange Commission.

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